As filed with the Securities and Exchange Commission on October 19, 2011

Registration No.: 333-174599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6 to
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COMMITTED CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6770	14-1961545
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

712 Fifth Avenue 22nd Floor
New York, NY 10019
(212) 277-5301

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael Rapoport (a/k/a Michael Rapp)
President and Chairman
c/o Broadband Capital Management LLC
712 Fifth Avenue 22nd Floor
New York, NY 10019
(212) 277-5301

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000 (212) 983-3115 — Facsimile	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-174599) of Committed Capital Acquisition Corporation is to re-file Exhibits 23.1 and 23.2. No other changes have been made to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the compensation to qualified independent underwriter) will be as follows:

SEC filing fee	$6,676
FINRA filing fee	6,250
Accounting fees and expenses	35,000
Printing and engraving expenses	30,000
Legal fees and expenses	150,000
Blue Sky legal and filing fees	35,000
Compensation to qualified independent underwriter(1)	50,000
Miscellaneous expenses(2)	10,000
Total	$322,926

(1)	We have engaged Rodman & Renshaw, LLC to be the qualified independent underwriter and agreed to pay Rodman & Renshaw, LLC a fee of $50,000 in consideration for its services and expenses as the qualified independent underwriter. We will pay such fee from the proceeds of a loan provided to us from BCM. Rodman & Renshaw, LLC will receive no other compensation.
(2)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145.  Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our amended and restated certificate of incorporation provides:

The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our amended and restated certificate of incorporation.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters, and the underwriters have agreed to indemnify us, against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On May 14, 2009, we sold 149,808 shares of common stock to a former stockholder for an aggregate purchase price equal to $927.84. All these shares were repurchased at the original purchase price and recorded as treasury stock on April 20, 2011. We sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On May 20, 2011, we effected a 4.21875-for-1 forward stock split. As a result of such forward stock split, we had an aggregate of 6,750,000 shares of common stock outstanding as of the date of this filing.

On May 27, 2011, Mr. Rapp and Mr. Wagenheim transferred 2,067,187 and 1,814,062 initial shares, respectively, to P&P 2, LLC and Mr. Serruya. As a result of the transfers, each of P&P 2, LLC and Mr. Serruya received 2,587,500 and 1,293,750 initial shares, respectively. The purchase price for each initial share was $0.003556.

On May 27, 2011, Mr. Rapp and Mr. Wagenheim contributed 236,613 and 78,873 initial shares, respectively, to Committed Capital Holdings LLC, as a result of which Committed Capital Holdings LLC became the beneficial owner of 315,486 shares of our common stock. Each of Messrs. Rapp and Wagenheim own 6.03% and 2.68%, respectively, of the membership interest of Committed Capital Holdings LLC, but do not exercise voting or dispositive power over the shares of common stock held by Committed Capital Holdings LLC. In addition to Messrs. Rapp and Wagenheim, the members of Committed Capital Holdings LLC include Mr. Eiswerth and certain other employees of BCM. Mr. Eiswerth is the managing member of Committed Capital Holdings LLC and holds a 33.6% interest in Committed Capital Holdings LLC.

If we increase the size of the offering pursuant to Rule 462(b) under the Securities Act or if we decrease the size of our offering, immediately prior to the consummation of this offering, we may effect a forward stock split or a reverse stock split, as the case may be, by an amount such that the aggregate number of initial shares beneficially owned by our initial stockholders would continue to equal 20.0% of our issued and outstanding shares of common stock after giving effect to all forfeitures discussed in the prospectus contained in this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index, which follows the signature page and which is incorporated by reference herein.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of October, 2011.

Committed Capital Acquisition Corporation
By: /s/ Michael Rapp Name: Michael Rapp Title: President and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Michael Rapp Michael Rapp	President and Chairman (principal financial officer) (principal executive officer) (principal accounting officer)	October 19, 2011
* Philip Wagenheim	Secretary and Director	October 19, 2011
* Jason Eiswerth	Director	October 19, 2011

*By: /s/ Michael Rapp Michael Rapp As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation filed as an exhibit to the Registrant’s Form 10-SB filed with the Securities and Exchange Commission on May 15, 2007.*
3.2	First Amendment to Certificate of Incorporation filed as an exhibit to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 24, 2011.*
3.3	Form of Amended and Restated Certificate of Incorporation.*
3.4	Bylaws filed as an exhibit to the Registrant’s Form 10-SB filed with the Securities and Exchange Commission on May 15, 2007.*
3.5	Form of Amended and Restated Bylaws.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate (included in Exhibit 4.4).*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.*
10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.2	Form of Registration Rights Agreement among the Registrant and security holders.*
10.3	Form of Letter Agreement by and between the Registrant and each of Michael Rapp, Philip Wagenheim and Jason Eiswerth.*
10.4	Form of Letter Agreement by and between the Registrant and each of P&P 2, LLC and Michael Serruya.*
10.5	Form of Letter Agreement by and between the Registrant and Committed Capital Holdings LLC.*
10.6	Form of Promissory Note of the Registrant issued and to be issued to Broadband Capital Management LLC.*
10.7	Form of Indemnity Agreement.*
10.8	Form of Expense Advancement Agreement by and between the Registrant and Broadband Capital Management LLC.*
10.9	Form of Trust Indemnification Agreement by and among the Registrant, Broadband Capital Management LLC and Michael Rapp.*
10.10	Lock-Up Letter Agreement, dated August 10, 2011, between Committed Capital Holdings LLC and Broadband Capital Management LLC.*
23.1	Consent of De Joya Griffith & Company, LLC.
23.2	Consent of Rothstein, Kass & Company, P.C.
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).*
24.1	Powers of Attorney of the Directors and Officers of the Registrant.*

Exhibit No.	Description
101.1	The following information contained in the Registration Statement for the period ended June 30, 2011 formatted in XBRL: (i) Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2011 and 2010 and Inception (January 24, 2006) to June 30, 2011; (ii) Condensed Balance Sheets as of June 30, 2011 (Unaudited) and December 31, 2010; (iii) Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and Inception (January 24, 2006) to June 30, 2011; (iv) Unaudited Condensed Statement of Stockholders’ Deficit from January 24, 2006 (Inception) to June 30, 2011; and (v) Notes to Unaudited Financial Statements tagged as blocks of text.*†
101.2	The following information contained in the Registration Statement for the period ended December 31, 2010 formatted in XBRL: (i) Statements of Operations for the years ended December 31, 2010 and 2009 and Inception (January 24, 2006) to December 31, 2010; (ii) Balance Sheets as of December 31, 2010 and 2009; (iii) Statements of Cash Flows for the years ended December 31, 2010 and 2009 and Inception (January 24, 2006) to December 31, 2010; (iv) Statement of Stockholders’ Deficit from January 24, 2006 (Inception) to December 31, 2010; and (v) Notes to Financial Statements tagged as blocks of text.*†

*	Previously filed
†	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.